Exhibit 99.1

PLACER SIERRA BANCSHARES

PRESS RELEASE

JULY 19

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Ronald W. Bachli, Chairman & CEO	Tony Rossi
David E. Hooston, Chief Financial Officer	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES REPORTS RECORD

NET INCOME OF $6.1 MILLION FOR THE SECOND QUARTER OF 2005

Sacramento, California – July 19, 2005 - Placer Sierra Bancshares (NASDAQ: PLSB), a $1.9 billion commercial banking company serving the Northern, Central and Southern California markets, today announced financial results for the second quarter ended June 30, 2005.

FINANCIAL HIGHLIGHTS – SECOND QUARTER 2005 VS. FIRST QUARTER 2005

•	An increase of 18.0% in quarterly GAAP net income to $6.1 million from $5.2 million

•	An increase of 17.6% in fully diluted GAAP earnings per share to $0.40 from $0.34

•	GAAP return on average assets of 1.33% and return on average equity of 12.53%, compared to 1.16% and 10.93%, respectively

•	Return on average tangible assets of 1.50% and average tangible equity of 30.13%, compared to 1.33% and 27.32%, respectively

•	Net interest margin of 5.19%, compared to 5.20%

•	Cost of deposits increased to 0.86% from 0.73%

•	Yield on average earning assets increased to 6.25% from 6.12%

•	The efficiency ratio improved to 59.05% from 63.92%

•	Total loans and leases held for investment, net of deferred fees and costs, grew by $31.5 million, or an annualized 9.8%, to $1.326 billion

•	Total deposits grew by $28.4 million, or an annualized 7.3%, to $1.583 billion

EARNINGS HIGHLIGHTS

Net income for the three months ended June 30, 2005, was $6.1 million, a 1,195% increase over the $471,000 reported for the same period of 2004. Earnings per diluted share for the three months ended June 30, 2005 was $0.40, an increase of 1,233% over $0.03 per diluted share for the same period of 2004. Net income for the second quarter of 2004 was negatively impacted by after tax merger expenses of $1.4 million associated with the acquisition by Placer Sierra Bancshares of Southland Capital Co. and its subsidiary Bank of Orange County and by a $2.2 million after tax loss from restructuring Bank of Orange County’s investment securities portfolio in preparation for its merger with and into Placer Sierra Bank in contemplation of aligning their interest rate risk and liquidity profiles.

Operating earnings for the second quarter of 2005 were $6.1 million, or $0.40 per diluted share, an increase of 48.0% over operating earnings of $4.1 million, or $0.29 per diluted share in the second quarter of 2004. A reconciliation of operating earnings to GAAP net income for each period is provided in the table below.

For the three months ended June 30, 2005, the Company’s return on average assets and return on average equity were 1.33% and 12.53%, respectively, compared with 0.14% and 1.11%, respectively, for the second quarter of 2004. For the three months ended June 30, 2004, the Company’s operating return on average assets and operating return on average equity were 1.18% and 9.72%, respectively.

Commenting on the second quarter, Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares, said, “We executed well in all facets of our business during the second quarter. We saw meaningful increases in both net interest income and non-interest income compared to the first quarter of 2005. Combined with disciplined expense control and continued excellence in our asset quality, we were able to generate strong bottom-line improvement. We are particularly pleased with the ramp-up in revenues from referrals of commercial real estate loans to third parties. This business line is an important element of our growth strategy, and we are encouraged by the increasing number of lending opportunities in our pipeline that are moving into the funding stage.”

INCOME STATEMENT

The following table presents earnings and key performance indicators on both a GAAP and operating earnings basis for the three and six months ended June 30, 2005 and 2004:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
	($ in thousands, except per share data)
Net income	$6,101	$471	$11,271	$4,651
Acquisition related:
Merger expenses, net of tax effect	—	1,441	—	1,441
Investment security restructuring loss, net of tax effect	—	2,210	—	2,210

Operating earnings	$6,101	$4,122	$11,271	$8,302

GAAP earnings per share – basic	$0.41	$0.03	$0.76	$0.34
GAAP earnings per share – diluted	$0.40	$0.03	$0.74	$0.33
GAAP return on average assets	1.33%	0.14%	1.24%	0.67%
GAAP return on average shareholders’ equity	12.53%	1.11%	11.74%	5.57%
GAAP efficiency ratio	59.05%	94.60%	61.42%	77.73%
Net interest margin	5.19%	4.96%	5.20%	5.09%

Operating earnings per share – basic	$0.41	$0.30	$0.76	$0.60
Operating earnings per share – diluted	$0.40	$0.29	$0.74	$0.60
Operating return on average assets	1.33%	1.18%	1.24%	1.20%
Operating return on average shareholders’ equity	12.53%	9.72%	11.74%	9.95%
Operating efficiency ratio	59.05%	64.05%	61.42%	64.39%

Net interest income for the second quarter of 2005 was $20.5 million, an increase of 37.7% over net interest income of $14.9 million in the same period of 2004. The increase in net interest income reflects the acquisition of First Financial Bancorp and its subsidiary Bank of Lodi on December 10, 2004, as well as the asset sensitive nature of the Company’s balance sheet during a period of rising interest rates.

Net interest margin for the second quarter of 2005 was 5.19%, relatively constant with 5.20% during the first quarter of 2005 and an increase of 23 basis points over the second quarter of 2004. During the second quarter of 2005 the yield on loans increased 17 basis points to 6.69% from 6.52% during the first quarter of 2005. The cost of deposits in the second quarter of 2005 increased 13 basis points to 0.86% from 0.73% in the first quarter of 2005. The increase in the yield on earning assets principally reflects the impact of loans tied to indexes associated with the prime rate, while the increase in the cost of deposits principally reflects an increased cost of certificates of deposit. Certificates of deposit continue to be the Company’s singular interest rate sensitive deposit product, with all other deposit products showing little price sensitivity.

Total non-interest income for the second quarter of 2005 totaled $4.1 million, compared with $127,000 for the second quarter of 2004. Excluding the loss from restructuring Bank of Orange County’s investment portfolio, non-interest income increased $163,000, or 4.1%, from the same quarter in the prior year. Compared to the first quarter of 2005, the Company’s non-interest income increased $641,000 or 18.5%. The growth in non-interest income over the first quarter was primarily attributable to the following:

•	A 16.3% increase in service charges and fees on deposit accounts, principally attributable to a revised fee structure

•	A 96.5% increase in referral and other loan-related fees due to an increase in commercial real estate loans referred to third parties

Total non-interest expense for the second quarter of 2005 was $14.5 million, compared with $14.2 million for the second quarter of 2004. During the second quarter of 2004, the Company recorded merger related expenses of $2.1 million ($1.4 million after tax) associated with the acquisition by Placer Sierra Bancshares of Southland Capital Co. and its subsidiary Bank of Orange County. Excluding the merger related costs, non-interest expense increased $2.5 million, or 20.5%, which was principally attributable to the acquisition of First Financial Bancorp.

The Company’s efficiency ratio for the second quarter of 2005 was 59.05%, compared to 94.60% in the second quarter of 2004 and 63.92% in the first quarter of 2005. Excluding the impact of the previously discussed merger expenses and the investment security restructuring loss recorded in the second quarter of 2004, the efficiency ratio in the second quarter of 2004 would have been 64.05%.

BALANCE SHEET

As of June 30, 2005, total assets were $1.862 billion, compared to $1.832 billion at March 31, 2005. Average assets for the second quarter of 2005 were $1.841 billion, compared with $1.401 billion for the same quarter of 2004, an increase of $440.0 million, or 31.4%. The increase during the twelve months ended June 30, 2005 is principally attributable to the Company’s acquisition of First Financial Bancorp.

Total loans and leases held for investment, net of deferred fees and costs, were $1.326 billion at June 30, 2005, compared with $1.294 billion at March 31, 2005, representing annualized growth of 9.8%. Average loans and leases held for investment for the second quarter of 2005 were $1.301 billion, compared with $987.6 million for the same quarter of 2004, an increase of $313.6 million, or 31.7%. While the Company booked $241.0 million of new commitments during the three months ended June 30, 2005, it also experienced an unusually large amount of loan prepayments at $100.1 million. Loan growth for the twelve months ended June 30, 2005, exclusive of the loans associated with the acquisition of First Financial Bancorp, totaled $105.5 million, or 10.5%.

Total deposits grew by $28.4 million, or an annualized 7.3%, to $1.583 billion at June 30, 2005, from $1.555 billion at March 31, 2005. Average deposits for the second quarter of 2005 were $1.561 billion, compared with $1.166 billion for the same quarter of 2004, an increase of $394.8 million, or 33.9%. Deposit growth for the twelve months ended June 30, 2005, exclusive of deposits associated with the acquisition of First Financial Bancorp, totaled $116.3 million, or 9.7%.

Total shareholders’ equity was $199.6 million at June 30, 2005, compared with $193.0 million at March 31, 2005. Average shareholders equity for the second quarter of 2005 was $195.3 million, compared with $170.6 million for the same quarter of 2004, an increase of $24.7 million, or 14.5%.

CREDIT QUALITY

The Company’s overall credit quality remained strong during the second quarter, resulting in the determination by management that no provision for the allowance for loan and lease loss was required.

At June 30, 2005 and March 31, 2005, non-performing loans to total loans and leases held for investment was 0.24%.

Net charge-offs were $263,000 in the second quarter of 2005, representing an annualized rate of 0.08% of average loans and leases held for investment. Net recoveries as a percentage of average loans and leases held for investment on an annualized basis, were 0.04% for the first six months of 2005, compared with net charge-offs of 0.15% for the six months ended June 30, 2004. The allowance for loan and lease losses totaled $16.5 million at June 30, 2005 and represented 1.24% of loans and leases held for investment, net of deferred fees and costs, and 527.20% of non-performing loans and leases as of that date.

REGULATORY CAPITAL

Placer Sierra Bancshares’ regulatory capital ratios at June 30, 2005 are as follows:

Leverage Ratio
Placer Sierra Bancshares	8.2%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	10.5%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	11.8%
Minimum regulatory requirement	8.0%

OUTLOOK

For the third quarter of 2005, the Company expects fully diluted earnings per share to range from $0.41 to $0.43. The Company remains comfortable with the current full year 2005 consensus analyst estimate of $1.62 in fully diluted earnings per share.

Commenting on the outlook for Placer Sierra Bancshares, Mr. Bachli said, “We built solid momentum in the second quarter that we believe will carry through the remainder of the year. Although we expect our net interest margin to compress somewhat due to increased deposit costs, this should be more than offset by our growth in earning assets. Our core markets remain vibrant and our investment in experienced bankers to facilitate our entrance into attractive adjacent markets is beginning to show traction. Our loan pipeline remains strong and we remain enthusiastic about achieving our goal of generating more than $800 million in new loan commitments during 2005. We believe the continued momentum in loan production and referral fees should result in steadily improving bottom-line performance throughout the remainder of 2005.”

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 31 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and nine branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offers its customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve inherent risks and uncertainties. Placer Sierra Bancshares cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. All statements other than statements of historical fact are forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which Placer Sierra does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect Placer Sierra’s business; changes that may occur in the securities markets; and other risks that are described in Placer Sierra’s Securities and Exchange Commission filings. If any of these uncertainties materializes or any of these assumptions proves incorrect, Placer Sierra’s results could differ materially from Placer Sierra’s expectations as set forth in these statements. Placer Sierra assumes no obligation to update such forward-looking statements.

UNAUDITED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

	June 30, 2005	December 31,2004
Assets:
Cash and due from banks	$59,729	$39,255
Federal funds sold	43,623	361

Cash and cash equivalents	103,352	39,616

Interest bearing deposits with other banks	127	125
Investment securities available-for-sale	233,648	249,916
Federal Reserve Bank and Federal Home Loan Bank stock	14,225	10,430
Loans and leases held for investment, net of allowance for loan and lease losses of $16,475 in 2005 and $16,200 in 2004	1,309,387	1,278,064
Premises and equipment, net	27,744	27,645
Cash surrender value of life insurance	43,513	42,390
Other real estate	—	657
Goodwill	101,205	101,329
Other intangible assets	12,874	14,172
Other assets	15,938	14,641

Total assets	$1,862,013	$1,778,985

Liabilities and shareholders’ equity:
Liabilities:
Non-interest bearing deposits	$501,492	$485,193
Interest bearing deposits	1,081,687	1,014,866

Total deposits	1,583,179	1,500,059

Short-term borrowings	13,448	16,265
Accrued interest payable and other liabilities	12,151	17,409
Junior subordinated deferrable interest debentures	53,611	53,611

Total liabilities	1,662,389	1,587,344

Shareholders’ equity:
Common stock	158,615	157,834
Retained earnings	41,017	33,323
Accumulated other comprehensive (loss) income	(8)	484

Total shareholders’ equity	199,624	191,641

Total liabilities and shareholders’ equity	$1,862,013	$1,778,985

Shares outstanding	14,927,789	14,877,056

Book value per share	$13.37	$12.88

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income:
Interest and fees on loans and leases held for investment	$21,718	$14,930	$42,484	$29,999
Interest on loans held for sale	—	—	—	3
Interest on deposits with other banks	1	—	2	—
Interest and dividends on investment securities:
Taxable	2,580	1,790	4,953	4,002
Tax-exempt	187	132	350	264
Interest on federal funds sold	228	125	354	198

Total interest income	24,714	16,977	48,143	34,466

Interest expense:
Interest on deposits	3,346	1,615	6,097	3,139
Interest on short-term borrowings	25	28	59	117
Interest on junior subordinated deferrable interest debentures	836	446	1,596	892

Total interest expense	4,207	2,089	7,752	4,148

Net interest income	20,507	14,888	40,391	30,318
Provision for the allowance for loan and lease losses	—	40	—	560

Net interest income after provision for the allowance for loan and lease losses	20,507	14,848	40,391	29,758

Non-interest income:
Service charges and fees on deposit accounts	2,006	1,614	3,731	3,179
Referral and other loan-related fees	1,018	703	1,536	1,324
Loan servicing income	105	78	238	171
Gain on sale of loans, net	—	106	—	176
Revenues from sales of non-deposit investment products	175	154	366	372
Loss on sale of investment securities available-for-sale, net	(55)	(3,542)	(55)	(3,336)
Increase in cash surrender value of life insurance	430	308	844	627
Other	425	706	907	1,665

Total non-interest income	4,104	127	7,567	4,178

Non-interest expense:
Salaries and employee benefits	7,400	6,236	14,998	12,664
Occupancy and equipment	1,941	1,735	3,991	3,422
Merger	—	2,142	—	2,142
Other	5,193	4,091	10,469	8,585

Total non-interest expense	14,534	14,204	29,458	26,813

Income before income taxes	10,077	771	18,500	7,123
Provision for income taxes	3,976	300	7,229	2,472

Net income	$6,101	$471	$11,271	$4,651

Earnings per share:
Basic	$0.41	$0.03	$0.76	$0.34

Diluted	$0.40	$0.03	$0.74	$0.33

UNAUDITED CONSOLIDATED AVERAGE BALANCE SHEETS

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Average assets:
Loans and leases, held for investment	$1,301,172	$987,622	$1,295,031	$975,401
Loans and leases held for sale	—	20	—	131
Investment securities	237,292	153,049	232,994	168,269
Federal funds sold	33,490	57,202	26,715	45,782
Interest bearing deposits with other banks	126	—	126	—
Other earning assets	13,449	9,284	11,948	8,287

Average earning assets	1,585,529	1,207,177	1,566,814	1,197,870
Other assets	255,190	193,586	259,227	191,119

Average total assets	$1,840,719	$1,400,763	$1,826,041	$1,388,989

Average liabilities and shareholders’ equity:
Average liabilities:
Non-interest bearing deposits	$494,825	$394,101	$490,136	$382,946
Interest bearing deposits	1,065,793	771,713	1,052,989	762,528

Average deposits	1,560,618	1,165,814	1,543,125	1,145,474
Other interest bearing liabilities	66,859	51,905	68,073	62,565
Other liabilities	17,939	12,468	21,262	13,177

Average liabilities	1,645,416	1,230,187	1,632,460	1,221,216
Average equity	195,303	170,576	193,581	167,773

Average liabilities and shareholders’ equity	$1,840,719	$1,400,763	$1,826,041	$1,388,989

YIELD ANALYSIS:

Average loans and leases held for investment	$1,301,172	$987,622	$1,295,031	$975,401
Yield	6.69%	6.08%	6.62%	6.18%
Average earnings assets	$1,585,529	$1,207,177	$1,566,814	$1,197,870
Yield	6.25%	5.66%	6.20%	5.79%
Average interest bearing deposits	$1,065,793	$771,713	$1,052,989	$762,528
Cost	1.26%	0.84%	1.17%	0.83%
Average deposits	$1,560,618	$1,165,814	$1,543,125	$1,145,474
Cost	0.86%	0.56%	0.80%	0.55%
Average interest bearing liabilities	$1,132,652	$823,618	$1,121,062	$825,093
Cost	1.49%	1.02%	1.39%	1.01%

Interest spread	4.76%	4.64%	4.81%	4.78%
Net interest margin	5.19%	4.96%	5.20%	5.09%

CREDIT QUALITY MEASURES

	At or for the Six Months Ended 6/30/05	At or for the Three Months Ended 3/31/05	At or for the Year Ended 12/31/04	At or for the Nine Months Ended 9/30/04	At or for the Six Months Ended 6/30/04
Non-performing loans and leases to total loans and leases held for investment	0.24%	0.24%	0.22%	0.21%	0.35%
Non-performing assets to total assets	0.17%	0.20%	0.20%	0.19%	0.30%
Allowance for loan and lease losses to total loans and leases held for investment	1.24%	1.29%	1.25%	1.21%	1.31%
Allowance for loan and lease losses to non-performing loans and leases	527.20%	549.51%	558.81%	580.35%	370.71%
Allowance for loan and lease losses to non-performing assets	527.20%	452.01%	455.57%	446.85%	302.20%
Net charge-offs/(recoveries) to average loans and leases held for investment	(0.04)%	(0.17)%	0.15%	0.15%	0.15%

LOANS

($ in thousands)

	Balance	Balance	Balance	Balance	Balance
	06/30/05	03/31/05	12/31/04	09/30/04	06/30/04
Loans and leases held for investment

Real estate - mortgage	$949,131	$901,956	$892,136	$735,971	$725,974
Real estate - construction	183,886	191,834	184,317	153,552	125,943
Commercial	155,938	155,478	167,035	127,342	118,388
Agricultural	7,652	14,539	17,423	391	9
Consumer	10,950	9,961	11,110	10,688	10,363
Leases receivable and other	20,477	22,784	24,575	24,523	24,471

Total gross loans and leases held for investment	1,328,034	1,296,552	1,296,596	1,052,467	1,005,148

Less: Allowance for loan and lease losses	(16,475)	(16,738)	(16,200)	(12,762)	(13,164)
Deferred loan and lease fees, net	(2,172)	(2,233)	(2,332)	(1,468)	(1,146)

Total net loans and leases held for investment	$1,309,387	$1,277,581	$1,278,064	$1,038,237	$990,838

Loans held for sale, at cost, which approximates market	$—	$—	$—	$—	$181

Total loans and leases held for investment, net of deferred fees and costs	$1,325,862	$1,294,319	$1,294,264	$1,050,999	$1,004,002

Percent of gross loans and leases held for investment

Real estate - mortgage	71.5%	69.5%	68.8%	69.9%	72.2%
Real estate - construction	13.9%	14.8%	14.2%	14.6%	12.5%
Commercial	11.7%	12.0%	12.9%	12.1%	11.8%
Agricultural	0.6%	1.1%	1.3%	0.0%	0.0%
Consumer	0.8%	0.8%	0.9%	1.0%	1.0%
Leases receivable and other	1.5%	1.8%	1.9%	2.4%	2.5%

	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSITS

($ in thousands)

	At June 30, 2005		At December 31, 2004
	Amount	% of Deposits	Amount	% of Deposits
Non interest bearing deposits	$501,492	31.7%	$485,193	32.3%

Interest bearing deposits:
Interest bearing demand	248,653	15.7%	256,650	17.1%
Money market	285,149	18.0%	262,957	17.5%
Savings	181,797	11.5%	179,578	12.0%
Time, under $100,000	196,076	12.4%	176,026	11.7%
Time, $100,000 or more	170,012	10.7%	139,655	9.4%

Total interest bearing deposits	1,081,687	68.3%	1,014,866	67.7%

Total deposits	$1,583,179	100.0%	$1,500,059	100.0%